United States Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 3, 2017

ISORAY, INC.

(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	001-33407 (Commission File Number)	41-1458152 (IRS Employer Identification No.)

350 Hills Street, Suite 106, Richland, Washington 99354

(Address of principal executive offices) (Zip Code)

(509) 375-1202

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On October 3, 2017, IsoRay, Inc. (“IsoRay”) entered into a Media Advertising Agreement (the “Agreement”) with Al & J Media Inc., a corporation incorporated in the State of New York (the “Consultant”).

Pursuant to the Agreement, the Consultant will introduce IsoRay to potential sources of media, marketing agreements, and/or strategic alliances, including but not limited to radio and television media advertising, various media publications, and Internet podcasts. The Consultant does not promote IsoRay as part of the Agreement; it is only a media agent for advertising. The services are expected to be complete in 180 days. IsoRay may cancel the Agreement after the first 90 days.

As compensation for the services, IsoRay will pay the Consultant $120,000. $20,000 is payable upon execution of the Agreement, and $20,000 is payable 30, 60, 90, 120, and 150 days after execution of the Agreement. Additionally, the Consultant will receive 250,000 warrants upon execution of the Agreement, which vest immediately, entitling the Consultant to purchase shares of IsoRay common stock, exercisable on or before October 3, 2020, at an exercise price of $0.54 per share, and 250,000 at the market warrants 90 days after execution of the Agreement, at a price based on the issuance date.

The foregoing summaries of the Agreement and the warrants do not purport to be complete and are qualified in their entirety by reference to the full text of the Agreement and the warrants. Copies of the Agreement and the warrants are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)       Exhibits

10.1	Media Advertising Agreement, dated October 3, 2017, between IsoRay, Inc. and Al & J Media Inc.

10.2	Warrant to Purchase Common Stock, dated October 3, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 9, 2017

IsoRay, Inc., a Minnesota corporation

By:	/s/ Thomas C. LaVoy
Thomas C. LaVoy, CEO